EXHIBIT 10.31


Summary of Guaranty Contract of Maximum Amount Pledge signed by and between the Company and Development Bank dated as of April 28, 2005 ("Guaranty Contract 2"):

     o    Contract number: Shenfa Longgang ezhi zi NO.20050407001-2.

     o As guarantor, the Company has pledged 6.16 million pieces of cells to Development Bank to secure the indebtedness of the Company under Comprehensive Agreement 1 which include the loan principal, interest, penalty interest, expenses for the Lender to realize its creditor's rights, and maximum secured amount for the loan principal is RMB150 million. The purchase price of the pledged cells is RMB 62 million.

     o After the Company has pledged the cells as collateral, it should not sell or permit any third party to use such cells without the prior written consent of Development Bank. If sale is made with the consent of Development Bank, proceeds from such sale should be used for advance repayment of the debts secured under Guaranty Contract 2 or be handed over to the escrow control of competent authority. Development Bank is entitled to dispose the pledged cells by sale at a discounted price or auction and use such proceeds to repay the loans made under Comprehensive Agreement 1 if any of the following occurs:

          --- The debtor under Comprehensive Agreement 1 fails to repay its debts upon maturity;

          --- The debtor under Comprehensive Agreement 1 is declared dissolved or bankrupt;

          --- The pledged collateral is damaged or value of the pledged collateral is obviously decreased so that rights of Development Bank is endangered and the Company fails to provide additional collateral according to Development Bank's request;

          --- Occurrence of other instances which might have a negative impact upon the realization of Development Bank's creditor's rights under Comprehensive Agreement 1.

     o    Other terms reached under Guaranty Contract 2:

          --- During the term of the credit facilities, if there is any change or replacement of the pledged cells due to discharge from or storage in the warehouse by the Company, discharge or storage note shall automatically become schedules of Guaranty Contract 2 and no supplementary contract needs to be signed.

          --- Once the market value of the pledged cells is reduced by 10%, or in other words, the market value of the pledged cells drops to or is lower than RMB55.8 million, the Company should provide
               additional   collateral   for  the  reduced   value.   Otherwise,
               Development Bank is entitled to deem such credit facilities matured before expiry of its term and is entitled to authorize designated organization to sell or auction the pledged cells under Guaranty Contract 2. Proceeds form the sale or auction shall be used to repay credit used by the Company.